Exhibit 10.1

*PORTIONS OF THIS AGREEMENT HAVE BEEN OMITTED PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT WHICH HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.

CORN OIL AGENCY AGREEMENT

THIS CORN OIL AGENCY AGREEMENT (this “Agreement”) is made and entered into as of November 12, 2010 by and between Southwest Iowa Renewable Energy, LLC, an Iowa limited liability company (“Producer”), and Bunge North America, Inc., a New York corporation (“Bunge”) (each of Producer and Bunge, a “Party” and collectively, the “Parties”).

RECITALS

A.            Producer operates an ethanol production facility located near Council Bluffs, Iowa (the “Facility”) and intends to install a corn oil extraction system at the Facility.

B.            Bunge is regularly engaged in the business of marketing ethanol, vegetable oil, grain and feed products throughout the world.

C.            As of the date of this Agreement, Bunge is a Member of Producer pursuant to the Third Amended and Restated Operating Agreement of Producer dated July 17, 2009 (“Operating Agreement”).

D.            Producer desires to engage, and Bunge desires to provide, the services of Bunge to market as an agent all corn oil produced by the Facility (“Corn Oil”).

E.           The Parties desire that Bunge will provide such services in accordance with the terms set forth in this Agreement.

AGREEMENT

Therefore, the Parties agree:

1.           Exclusive Agent.  Subject to the terms of this Agreement, Bunge will have the exclusive right to market, and Producer will solely utilize the services of Bunge to market, all Corn Oil during the Term (as defined in Section 4.1 hereof).

2.           Corn Oil Marketing Policy; Contracts.

2.1   Corn Oil Marketing Policy.  Producer and Bunge will mutually agree upon a Corn Oil marketing policy setting forth the guidelines and parameters within which Bunge will provide the services set forth in this Agreement as agent of Producer for the Facility (the “Policy”).  The Policy shall include, among other things, obligations of Producer to deliver to Bunge written estimates of Corn Oil production at the Facility a reasonable period of time prior to such production, the establishment of daily bids, credit limits, forward contracting limits, risk management guidelines and other daily operating parameters.

2.2   Agency Services.  To the extent that Producer meets its obligations set forth in Section 2.3, Bunge will provide the following services (the “Services”) to Producer:

(a)           Negotiate and execute in the name of and on behalf of Producer, contracts, arrangements and agreements for the sale of Corn Oil (“Contracts”);

(b)           Schedule and arrange, on Producer’s behalf and at Producer’s sole expense, the shipping and timely delivery of all Corn Oil sold on a basis other than FOB Facility;

(c)           Make reasonable efforts to review the creditworthiness of Corn Oil purchasers in accordance with reasonable guidelines established by Producer;

(d)           Invoice all purchasers of Corn Oil on Producer’s behalf, and assist Producer with the management and collection of accounts receivable for Corn Oil sales; and

(e)           Use commercially reasonable efforts to negotiate Contracts that maximize the sale price and minimize related costs, subject to prevailing market conditions and in accordance with the Policy.  Producer acknowledges that Bunge will use its reasonable judgment in making such negotiating decisions.

2.3   Producer’s Obligations.  In connection with Bunge’s provision of the Services, Producer will:

(a)           Produce Corn Oil that meets the “Production Standards” set forth in Exhibit A hereto;

(b)           Provide Bunge with estimates of Corn Oil production at the Facility a reasonable period of time prior to such production and provide Bunge with reasonable advance notice of any circumstances that would reasonably be expected to materially affect Corn Oil production at the Facility;

(c)           Determine the weight of all Corn Oil using scales at the Facility that are inspected and certified as required by applicable law;

(d)           Pay all shipping and delivery charges arranged by Bunge for sales of Corn Oil; and

(e)           Abide by any terms of the Policy applicable to Producer.

2.4   Title.  Producer will hold all title to, and bear all risk of loss and responsibility for, all Corn Oil until and to the extent that title, risk of loss, and responsibility pass to a purchaser of Corn Oil in accordance with the terms of any sales contract negotiated by Bunge in accordance with the terms of this Agreement.  Bunge will not be responsible for any failure of Corn Oil to comply with the terms of any sales contract negotiated by Bunge hereunder which complies with this Agreement.

2.5   Contract Commitments.  All Contracts negotiated by Bunge shall be consistent with the Policy, unless the general manager of the Facility approves in advance any Contract terms inconsistent with the Policy.  Bunge will not be a party to, or have any liability or obligation to any purchaser or to Producer under Contracts which are executed in compliance with the terms of this Section 2 and Producer will bear all risk of loss, for non-payment or otherwise, under the terms of such Contracts.  Bunge shall be entitled to rely on Corn Oil production estimates provided by Producer pursuant to Section 2.3(b) and Bunge will not have any liability or obligation to any purchaser or to Producer with respect to any Contract to deliver a specified amount of Corn Oil sold under any such Contracts which are executed in compliance with the terms of this Section 2, including, without limitation, the inability of Producer to supply amounts of Corn Oil in compliance with the terms of such Contracts.

2.6   Other Activities of Bunge. Producer understands that Bunge is in the business of marketing Corn Oil for itself and for other third parties outside the terms of this Agreement and that Bunge may negotiate Contracts in the same markets where Bunge sells its own or other parties’ Corn Oil.

2.7   Sales to Bunge.  Producer and Bunge may, from time to time, mutually agree that Bunge will purchase certain quantities of Corn Oil for its own account (including for resale to third parties in contracts which are not Contracts subject to this Agreement).  In such cases, Bunge will pay to Producer the current fair market value of such Corn Oil as determined by the Parties.

2.8           Compliance with Policy.  Neither Bunge nor its Affiliates shall be in breach of this Agreement or liable to Producer under this Agreement to the extent Bunge acts in accordance with the Policy or in accordance with directions given by Producer’s board of directors or general manager.

3.   Compensation.

3.1           Marketing Fee.  On or before the 10th day of each month during the Term, Producer will pay to Bunge a fee (the “Marketing Fee”) equal to * per pound of Corn Oil sold during the immediately preceding month; provided that at any time that the outstanding principal balance of advances drawn by SIRE, solely with respect to advances drawn in order to pay for the corn oil extraction system that is intended to produce the Corn Oil, under that certain Subordinated Revolving Credit Note dated August 26, 2009 between Producer and Bunge N.A. Holdings, Inc. is equal to or greater than One Million Dollars ($1,000,000), then the Marketing Fee will be equal to * per pound of Corn Oil sold during the immediately preceding month.

* OMITTED PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT WHICH HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.

3.2           Payment.  Producer will pay the Marketing Fee by wire transfer.  Interest will accrue on amounts past due at a rate per annum equal to the lesser of (a) the prime rate, as reported from time to time by the Wall Street Journal plus 2%, and (b) the highest rate permitted by law.  All amounts due to Bunge under this Agreement will be paid without setoff, counterclaim or deduction.

3.3   Adjustments. Beginning on the third anniversary of the Effective Date of this Agreement and on each anniversary thereafter, the Marketing Fee will be increased (or decreased) by an amount equal to *.

* OMITTED PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT WHICH HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.

3.4   Tax. For purposes of personal property taxation and/or assessment or other taxation, if any, any tax assessed on Corn Oil produced under this Agreement will be the responsibility of Producer, and at no time will Bunge be responsible for the payment of any such tax.

4.   Term and Termination.

4.1   Term.  The initial term of this Agreement will begin upon execution of this Agreement by both Parties and, unless earlier terminated in accordance with the terms hereof, will expire upon the third anniversary of the Effective Date.  Unless earlier terminated in accordance with this Agreement, this Agreement will automatically renew for successive three-year terms thereafter unless either Party gives written notice to the other Party of its election not to renew, no later than 180 days prior to the expiration of the initial term or the then current renewal term, as applicable.  The “Term” will be the total of the initial term of this Agreement and any renewal terms.  The “Effective Date” will be the date that the corn oil extraction system that Producer plans to install at the Facility begins producing commercially viable quantities of Corn Oil, or such other date agreed by the Parties in writing.

4.2   Termination Rights.

(a)            Either Party may terminate this Agreement immediately upon notice to the other Party if such other Party has (i) materially breached any representation, warranty, or obligation under this Agreement, and (ii) failed to remedy such breach within 30 days after the terminating Party has given notice of such breach, or if such breach cannot reasonably be cured within such 30-day period, such other Party has failed to commence and diligently pursue remedy of the breach and failed to remedy such breach not later than 120 days after the terminating Party has given notice of such breach.

(b)            Bunge may terminate this Agreement immediately upon notice to Producer if Producer fails to pay any amount due under this Agreement within 15 days after Bunge gives Producer notice of such nonpayment.

(c)            Bunge may terminate this Agreement immediately upon notice to Producer: (i) if the Effective Date has not occurred on or before April 1, 2011; and/or (ii) upon the occurrence of a Dissolution Event (as defined in Article X of the Operating Agreement).

(d)            Either Party may terminate this Agreement immediately upon notice to the other Party if (i) such other Party files a petition for adjudication as a bankrupt, for reorganization or for an arrangement under any bankruptcy or insolvency law; (ii) an involuntary petition under such law is filed against such other Party and is not dismissed, vacated or stayed within 60 days thereafter; or (iii) such other Party makes an assignment of all or substantially all of its assets for the benefit of its creditors.

(e)            Bunge may terminate this Agreement immediately upon notice to Producer if there is a Change in Control of Producer. A “Change of Control” occurs upon any of: (i) a sale of all or substantially all of the assets of Producer; (ii) a merger or consolidation involving Producer, excluding a merger or consolidation after which 50% or more of the outstanding equity interests of Producer continue to be held by the same holders that held 50% of more of the outstanding equity interests of Producer immediately before such merger or consolidation, or (iii) any issuance and/or acquisition of equity interests of Producer that results in a person or entity holding 50% or more of the outstanding equity interests of Producer, excluding any persons or entities that held 50% or more of the outstanding equity interests of Producer immediately before such acquisition and, with respect to Producer, excluding Bunge.

(f)            Either Party may terminate this Agreement in accordance with Section 9.3 hereof.

(g)            Producer may terminate this Agreement immediately upon notice to Bunge if there is a Change in Control of Producer upon payment to Bunge of an amount equal to *.

* OMITTED PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT WHICH HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.

4.3           Survival. The provisions of this Agreement which expressly or by their nature survive expiration or termination of this Agreement, including, but not limited to, Sections 3.2, 4, 6, 7, 11 and 12, will remain in effect after the expiration or termination of this Agreement.

5.           Covenants of Producer. Producer covenants to Bunge that it will use commercially reasonable efforts to ensure that the corn oil extraction system that Producer intends to install at the Facility will be fully operational no later than April 1, 2011.

6.           Representations and Warranties. Each Party represents and warrants to the other Party that (a) all necessary corporate action has been taken to authorize the execution, delivery and performance of this Agreement by the representing Party; and (b) the execution, delivery and performance of this Agreement by the representing Party does not, and will not, violate or constitute a breach of or default under any Governmental Requirement (as defined in Section 16.5) or any indenture, contract or other instrument to which its assets are bound or to which the representing Party's business is subject.

7.   Limitation of Liability.

7.1   General Disclaimer.  EXCEPT AS EXPRESSLY PROVIDED IN THIS AGREEMENT, BUNGE MAKES NO STATUTORY, WRITTEN, ORAL, EXPRESSED OR IMPLIED WARRANTIES, REPRESENTATIONS OR GUARANTEES OF ANY KIND CONCERNING THE SERVICES PROVIDED BY BUNGE OR ITS AFFILIATES UNDER THIS AGREEMENT.  EXCEPT AS EXPRESSLY PROVIDED IN THIS AGREEMENT, NEITHER BUNGE NOR ITS AFFILIATES WILL BE LIABLE TO PRODUCER OR ANY OTHER PERSON OR ENTITY FOR DAMAGES ARISING OUT OF, RELATING TO OR RESULTING FROM SERVICES PROVIDED UNDER THIS AGREEMENT OR THE FAILURE TO PROVIDE SERVICES UNDER THIS AGREEMENT, EXCEPT TO THE EXTENT SUCH DAMAGES ARISE OUT OF OR RESULT FROM THE GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OF BUNGE; PROVIDED, THAT THE AGGREGATE AMOUNT OF ALL SUCH DAMAGES UNDER THIS AGREEMENT IN ANY FISCAL YEAR WILL NOT EXCEED THE AMOUNT OF THE MARKETING FEE IN SUCH FISCAL YEAR.  THE REMUNERATION TO BE PAID FOR THE SERVICES TO BE PERFORMED REFLECTS THIS LIMITATION OF LIABILITY.

7.2   Consequential Damages.  IN NO EVENT WILL EITHER PARTY BE LIABLE TO THE OTHER OR ANY OTHER PERSON OR ENTITY FOR ANY INDIRECT, SPECIAL OR CONSEQUENTIAL DAMAGES UNDER ANY CIRCUMSTANCES.

8.           Remedies.

8.1   Suspend Performance. Bunge may suspend its performance under this Agreement until Producer has paid all amounts due under this Agreement if Producer fails to pay any amount within 15 days after the date when such amount is due and uncured under this Agreement.

8.2   Specific Enforcement. The Parties shall have the right and remedy to seek to have the provisions of this Agreement specifically enforced by any court having equity jurisdiction without the necessity of posting any bond, it being acknowledged and agreed by the parties that the scope of the provisions of this Agreement are reasonable under the circumstances.

8.3   Rights Not Exclusive. No right, power or remedy conferred by this Agreement will be exclusive of any other right, power or remedy now or hereafter available to a Party at law, in equity, by statute or otherwise.

9.   Force Majeure.

9.1   Definition of Force Majeure Event. Each Party is excused from performing its obligations under this Agreement to the extent that such performance is prevented by an act or event (a “Force Majeure Event”) whether or not foreseen, that: (i) is beyond the reasonable control of, and is not due to the fault or negligence of, such Party, and (ii) could not have been avoided by such Party’s exercise of due diligence, including, but not limited to, a labor controversy, strike, lockout, boycott, transportation stoppage, action of a court or public authority, fire, flood, earthquake, storm, war, civil strife, terrorist action, epidemic, or act of God; provided that a Force Majeure Event will not include economic hardship, changes in market conditions, or insufficiency of funds. Notwithstanding the foregoing sentence, a Force Majeure Event does not excuse any obligation to make any payment required by this Agreement (including without limitation Section 5.1(d) and will not affect Bunge’s right to terminate this Agreement pursuant to Section 6.2(c)(i).

    9.2   Conditions Regarding Force Majeure Event. A Party claiming a Force Majeure Event must: (i) use commercially reasonable efforts to cure, mitigate, or remedy the effects of its nonperformance; provided that neither Party will have any obligation hereunder to settle a strike or labor dispute; (ii) bear the burden of demonstrating its existence; and (iii) notify the other Party of the occurrence of the Force Majeure Event as quickly as reasonably possible, but no later than five business days after learning of the occurrence of the Force Majeure Event. Any Party that fails to notify the other Party of the occurrence of a Force Majeure Event as required by this Section 11 will forfeit its right to excuse performance of its obligations due to such Force Majeure Event. When a Party claiming a Force Majeure Event is able to resume performance of its obligations under this Agreement, it will immediately give the other Party notice to that effect and resume performance.

    9.3   Third Parties; Termination. During any period that a Party claiming a Force Majeure Event is excused from performance under this Agreement, the other Party may accept performance from other parties as it may reasonably determine under the circumstances. If a Party has not performed under this Agreement due to a Force Majeure Event for twelve consecutive months or more, the other Party may terminate this Agreement immediately upon notice to the non-performing Party.

10.  Insurance.

    10.1   Other Required Coverage.

(a)            Each Party will maintain automobile liability insurance covering owned, hired, and non-owned vehicles against claims for bodily injury, death and property damage, with a combined single limit of not less than $1,000,000, or equivalent coverage using split limits.  Such insurance will name the other Party, its parents, subsidiaries and Affiliates as additional insureds thereunder, and will be primary and non-contributory to any other insurance available to such other Party, its parents, subsidiaries and Affiliates as insureds or otherwise.

(b)            Each Party will maintain commercial general liability insurance (including, without limitation, coverage for Contractual Liability and Products/Completed Operations) against claims for bodily injury, death and property damage, with limits of not less than $1,000,000 for each occurrence and $1,000,000 in the General and Products/Completed Operations Aggregate. Such insurance will name the other Party, its parents, subsidiaries and Affiliates as additional insureds there under, and will be primary and non-contributory to any other insurance available to such other Party, its parents, subsidiaries and Affiliates as insureds or otherwise.

(c)            An excess or umbrella liability policy with a limit of not less than $2,000,000 per occurrence and $2,000,000 aggregate. Such excess or umbrella liability policy shall follow form with the primary liability policies, and contain a drop-down provision in case of impairment of underlying limits.

(d)            Notwithstanding the provisions of Section 12.1(b) and (c), each Party’s total coverage under both its commercial general liability insurance in Section 12.1(b) and excess or umbrella liability policy in Section 12.1(c) must have combined limits together totalling $4,000,000 for each occurrence and $4,000,000 aggregate.

(e)            Worker’s Compensation insurance providing statutory benefits for injury or disease in the state(s) of operation of the Parties, and Employer’s Liability with limits of at least $500,000 for individual injury or disease, with an aggregate of $500,000 for disease.

(f)            Each Party waives all rights against the other Party and its employees and agents for all losses and damages caused by, arising out of or resulting from any of the perils or causes of loss of the Party covered by the policies contemplated by Section 12.1 and any other property insurance covering the Party applicable to the Facility.

    10.2   Insurance Policy Requirements. All insurance policies required by this Agreement will (a) provide coverage on an “occurrence” basis; (b) provide that no cancellation, non-renewal or change will be effected without giving the other Party at least thirty days’ prior written notice; and (c) be valid and enforceable policies issued by insurers of recognized responsibility, properly licensed in the State where the Facility is located, with an A.M. Best’s Rating of A- or better and Class VII or better. Such insurance policies will not contain a cross-liability exclusion or an exclusion for punitive or exemplary damages where insurable under law. Prior to the Effective Date and, thereafter, within five business days of renewal, certificates and endorsements of such insurance will be delivered to the other Party, as appropriate, as evidence of the specified insurance coverage. From time to time, upon a Party’s request, the other Party will provide the requesting Party, within five business days, a certified duplicate original of any policy required to be maintained hereunder.

11.           Relationship of Parties. This Agreement creates no relationship other than those of producer/seller and purchaser between the Parties hereto. Except as expressly provided herein, there is no partnership, joint venture or other joint or mutual enterprise or undertaking created hereby and neither Party, or any of such Party’s representatives, agents or employees, will be deemed to be the representative or employee of the other Party. Except as expressly provided herein or as otherwise specifically agreed in writing, neither Party will have authority to act on behalf of or bind the other Party.

12.       Confidentiality.

    12.1   Definition of Confidential Information. The term “Confidential Information” means all material or information relating to a Party’s business operations and affairs (including trade secrets) that such Party treats as confidential. Without limiting the generality of the foregoing, all information regarding quantities of Corn Oil produced and any pricing matter under this Agreement will be deemed to be Confidential Information of the appropriate Party.

    12.2   Use of Confidential Information. During the Term and for three years thereafter, neither Party will (a) use any Confidential Information of the other Party for any purpose other than in accordance with this Agreement or for its and its Affiliates internal business purposes, or (b) disclose Confidential Information to any Person, except to its personnel who are subject to nondisclosure obligations comparable in scope to this Section 12 and who have a need to know such Confidential Information in order to perform under this Agreement. Notwithstanding the foregoing, the Parties acknowledge that Bunge and/or its Affiliates may perform services for other third parties similar to the services provided to Producer hereunder and that the use by Bunge and/or its Affiliates of any Confidential Information regarding the services provided under this Agreement in the course of the provision of such services to other third parties and for Bunge’s and its Affiliates’ internal business purposes shall not be considered a violation of this Section 12; provided, that such use of Producer’s Confidential Information may not be to the competitive disadvantage of Producer.

    12.3   Disclosure of Confidential Information. Notwithstanding Section 12.2, either Party may use for any purpose or disclose any material or information that it can demonstrate (i) is or becomes publicly known through no act or fault of such Party; (ii) is developed independently by such Party without reference to the other Party’s Confidential Information; (iii) is known by such Party when disclosed by the other Party, and such Party does not then have a duty to maintain its confidentiality; or (iv) is rightfully obtained by such Party from a third party not obligated to preserve its confidentiality who did not receive the material or information directly or indirectly from the other Party. A Party also may disclose the other Party’s Confidential Information to the extent required by a court, law, legal or administrative process or by other governmental authority, provided that the disclosing Party (a) gives the other Party advance written notice of the disclosure, (b) uses reasonable efforts to resist disclosing the Confidential Information, (c) cooperates with the other Party on request to obtain a protective order or otherwise limit the disclosure, and (d) as soon as reasonably possible, provides a letter from its counsel confirming that such Confidential Information is, in fact, required to be disclosed.

    12.4   Injunctive. Relief. Each Party acknowledges and agrees that its breach or threatened breach of any provision of this Section 12 would cause the other Party irreparable injury for which it would not have an adequate remedy at law. In the event of a breach or threatened breach, the nonbreaching Party will be entitled to injunctive relief in addition to all other remedies it may have at law or in equity.

13.       Governing Law.

    13.1   Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Iowa, excluding any applicable conflicts-of-law rule or principle that might refer the construction or interpretation of this Agreement to the laws of another state.

    13.2   Notice of Dispute. If any dispute shall arise under or in connection with this Agreement, the Parties hereto agree to follow the procedures set forth in this Section 13.2 in an effort to resolve the dispute prior to the commencement of any formal proceedings; provided, however, that either Party may institute judicial proceedings seeking equitable relief or remedies without following the procedures set forth herein. The Parties shall attempt in good faith to resolve any dispute arising out of or relating to this Agreement, the breach, termination, or validity hereof, or the transactions contemplated herein promptly by negotiation between representatives who have authority to settle the controversy. Any Party may give the other Party written notice that a dispute exists (a “Notice of Dispute”) setting forth a statement of such Party’s position. Within twenty (20) business days of the delivery of the Notice of Dispute, representatives of the Parties shall meet at a mutually acceptable time and place, and thereafter as long as they both reasonably deem necessary, to exchange relevant information and attempt to resolve the dispute. If the matter has not been resolved within thirty (30) days of the disputing party’s delivering its Notice of Dispute, the dispute shall be referred to the Boards of Directors or Managers of Producer and Bunge who shall within twenty (20) additional days meet to attempt in good faith to resolve the dispute.

13.3   Mediation. If the matter still has not been resolved within sixty (60) days of the delivery of the Notice of Dispute, then any Party may seek to resolve the dispute through mediation administered by the Commercial Mediation Rules of the American Arbitration Association. If the Parties fail to resolve the dispute within twenty-one (21) days after starting mediation, then either Party may initiate appropriate proceedings to obtain a judicial resolution of the dispute.

13.4   Negotiations; Jurisdictional Matters. If a representative of any Party intends to be accompanied at a meeting by an attorney, the other negotiator shall be given at least three (3) business days’ notice of such intention and may also be accompanied by an attorney. All negotiations pursuant to this clause are confidential and shall be treated as compromise and settlement negotiations for purposes of the Federal Rules of Evidence and similar state rules of evidence. Any proceeding initiated by either Party hereto shall be commenced and prosecuted in the United States District Courts for the Eastern District of Missouri or the Western District of Iowa or the state courts in St. Louis County, Missouri or Des Moines, Iowa and any courts to which an appeal may be taken, and each Party hereby consents to and submits to the personal jurisdiction of each of such courts.

13.5   Waiver of Jury Trial. EACH PARTY IRREVOCABLY WAIVES ANY AND ALL RIGHTS TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

14.           Indemnification.

14.1   Indemnification By Producer. Producer agrees to indemnify and hold Bunge harmless from any Loss suffered or incurred by Bunge arising out of, or in any way relating to:

   (a)           Contracts and the obligations of Producer thereunder (including any claims regarding the Corn Oil sold thereunder);

   (b)           Producer’s use or possession or operations on or at, or any action or failure to act at, the Facility;

  (c)           any personal injury or property damage related to the use, possession, condition of, disposal of, physical contact with or exposure to any products manufactured at the Facility;

  (d)           injuries or alleged injuries suffered by Producer’s employees whether at the Facility or elsewhere and whether or not under the direction of Bunge and/or the Producer;

  (e)           any violation or alleged violation of any Governmental Requirement by Producer, or

  (f)           any claim or allegation that the making, use, sale or offer of sale of Corn Oil infringes or has infringed at any time upon any claims under patents or other intellectual property rights held by any other party;

unless and to the extent such Loss was directly caused by Bunge’s gross negligence or willful misconduct and in each case only to the extent Bunge is not otherwise compensated for such Loss by applicable insurance (to the extent actually paid).

14.2   Indemnification By Bunge. Bunge agrees to indemnify and hold Producer harmless from any Loss suffered or incurred by Producer arising out of, or in any way relating to:

  (a)            injuries or alleged injuries suffered by Bunge’s employees, or leased or subcontracted by Bunge, whether at the Facility or elsewhere;

  (b)            any violation or alleged violation of any Governmental Requirement by Bunge.

unless and to the extent such Loss was directly caused by Producer’s gross negligence or willful misconduct and in each case only to the extent Producer is not otherwise compensated for such Loss by applicable insurance (to the extent actually paid).

14.3   Mutual Indemnification. Each Party shall indemnify, defend and hold the other Party harmless from all liabilities, costs and expenses (including, without limitation, attorneys fees) that such Party may suffer, sustain or become subject to as a result any misrepresentation or breach of warranty, covenant or agreement of the indemnifying Party contained herein or the indemnifying Party’s gross negligence or willful misconduct in performance of its obligations under this Agreement.

14.4   Employees, Affiliates, Etc. A party’s indemnification of the other party pursuant to this Section 14 will also run in favor of such indemnified party’s officers, directors, employees, agents and representatives, and indemnification claims may be made hereunder by any of such parties or by the indemnified party on such third parties’ behalf.

14.5   Definitions. For purposes of this Agreement:

  (a)            “Governmental Requirement” means all laws, statutes, codes, ordinances and governmental rules, regulations and requirements of any governmental authority that are applicable to the Parties, the property of the Parties or activities described in or contemplated by this Agreement.

  (b)            “Loss” means any claim, loss, cost, expense, liability, fine, penalty, interest, payment or damage, including but not limited to reasonable attorneys’ fees, accountants’ fees and any cost and expense of litigation, negotiation, settlement or appeal.

  (c)            “Affiliate” means a Person that directly, or indirectly through one or more intermediaries, controls or is controlled by, or is under common control with, the party specified, with “control” or “controlled” meaning the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities or voting interests, by contract or otherwise.

  (d)            “Person” means any individual, general partnership, limited partnership, limited liability company, joint venture, trust, business trust, cooperative, association or other entity of whatever nature.

15.   Notices. All notices required or permitted under this Agreement will be in writing and will be deemed given and made: (i) if by personal delivery, on the date of such delivery, (ii) if by facsimile, on the date sent (as evidenced by confirmation of transmission by the transmitting equipment), (iii) if by nationally recognized overnight courier, on the next business day following deposit, and (iv) if by certified mail, return receipt requested, postage prepaid, on the third business day following such mailing; in each case addressed to the address or facsimile number shown below for such Party, or such other address or facsimile number as such Party may give to the other Party by notice:

If to Bunge:	If to Producer:

Bunge North America, Inc.	Southwest Iowa Renewable Energy, LLC
11720 Borman Drive	10868 189th Street
St. Louis, Missouri 63146	Council Bluffs, Iowa 51503
Attn: Vice President, Biofuels	Attn: General Manager
Facsimile: 314-292-2110	Facsimile: (712) 366-0394

with copy to:	with copy to:

Bunge North America, Inc.	David E. Gardels, Esq.
11720 Borman Drive	Husch Blackwell LLP
St. Louis, Missouri 63146	1620 Dodge Street, Suite 2100
Attn: General Counsel	Omaha, NE 68102
Facsimile: (314) 292-2521	Facsimile: (402) 964-5050

16.   Entire Agreement; No Third Party Beneficiaries. This Agreement constitutes the entire agreement between the Parties with respect to the subject matter hereof and supersedes all prior agreements and understandings, both written and oral, between the Parties with respect to the subject matter hereof. This Agreement does not, and is not intended to, confer any rights or remedies upon any person other than the Parties.

17.   Amendments; Waiver. The Parties may amend this Agreement only by a written agreement of the Parties. No provision of this Agreement may be waived, except as expressly provided herein or pursuant to a writing signed by the Party against whom the waiver is sought to be enforced. No failure or delay in exercising any right or remedy or requiring the satisfaction of any condition under this Agreement, and no “course of dealing” between the Parties, operates as a waiver or estoppel of any right, remedy or condition. A waiver made in writing on one occasion is effective only in that instance and only for the purpose that it is given and is not to be construed as a waiver on any future occasion or against any other person.

18.   Assignment. No Party may assign this Agreement, or assign or delegate any of its rights, interests, or obligations under this Agreement, voluntarily or involuntarily, whether by merger, consolidation, dissolution, operation of law, or any other manner, without the prior written consent of the other Party, and any purported assignment or delegation without such consent will be void. Despite the prior sentence, Bunge may assign this Agreement, or assign or delegate any of its rights, interests, or obligations under this Agreement, to any of its Affiliates without Producer’s prior written consent. Subject to the preceding sentences in this Section 20, this Agreement binds and benefits the Parties and their respective permitted successors and assigns.

19.   Severability. If a court or arbitrator with proper jurisdiction determines that any provision of this Agreement is illegal, invalid, or unenforceable, the remaining provisions of this Agreement remain in full force. The Parties will negotiate in good faith to replace such illegal, invalid, or unenforceable provision with a legal, valid, and enforceable provision that carries out the Parties’ intentions to the greatest lawful extent under this Agreement.

20.   Interpretation. Each Party has been represented by counsel during the negotiation of this Agreement and agrees that any ambiguity in this Agreement will not be construed against one of the Parties.

21.   Further Assurances. Each Party will execute and cause to be delivered to the other Party such instruments and other documents, and will take such other actions, as the other Party may reasonably request for the purpose of carrying out or evidencing any of the transactions contemplated by this Agreement.

22.   Counterparts. This Agreement may be executed by the Parties by facsimile and in separate counterparts, each of which when so executed will be deemed to be an original and all of which together will constitute one and the same agreement.

[signatures on following page]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed the day and year first above written.

BUNGE NORTH AMERICA, INC.	SOUTHWEST IOWA RENEWABLE
ENERGY, LLC

By: /s/ Eric Hakmiller	By: /s/ Brian T. Cahill

Name: Eric Hakmiller	Name: Brian T. Cahill

Title: Vice President Bunge Biofuels	Title: CEO / General Manager

EXHIBIT A

Production Standards

Test Method
Free Water & Sediment	< 2.5%		See Attached Method
Moisture	< 0.75%		AOCS Ca 2e-84
Free Fatty Acid	< 15%		AOCS Ca 5a-40
Phosphorus [ppm]	< 30		AOCS Ca 20-99
Sulfur [ppm]	< 30		AOCS Ca 17-01

MIU	< 2.5%	Combination of the following	AOCS Ca 2f-93 AOCS Ca 3a-46 AOCS Ca 6b-53
Odor
Free from rancid, musty, paint-like, soapy, fishy, or other undesirable odors

Free Water & Sediment Test Method for Corn Oil

1.	Heat a 200 mL test sample of oil to 38o C (or 100o F)

2.	Transfer one 100 mL sample into each of two centrifuge tubes having graduations of 1.0 mL for pear-shaped tubes or a capillary tip capable of measuring a minimum of 1.0 mL for corn-shaped tubes

3.
Place the tubes in the buckets of the centrifuge opposite each other to establish a balanced condition.  Adjust the speed setting to give a radial acceleration force (rcf) of 800.  To determine speed setting, see below.

4.	Spin the samples in the centrifuge for 10 minutes.

5.	Read and record the water and sediment at the bottom of the tubes to the nearest 0.5 mL. Average the two results.

6.	Report the average water and sediment test result as a percentage of the total sample.

Determining Centrifuge Speed Setting

RPM Calculator

Diameter of swing (inches)	Diameter of swing (centimeters)
Relative Centrifugal Force (rcf) 800	Relative Centrifugal Force (rcf) 800

RPM Setting _____	RPM Setting _____

--To use calculator, fill in either the blue box with the centrifuge diameter in inches or the green box with the centrifuge diameter in centimeters.  The rpm setting will be calculated for you in the corresponding yellow box.

--To get the “diameter of swing” for your centrifuge, multiply the distance between the center of the head and the extended tip of an installed centrifuge tube by two.

Table 1 Rotation Speeds Applicable for Centrifuges of
Various Diameters of Swing

Diameters of Swing*	RPM at 800
in. cm	ref
12 30.5	2160
13 33.0	2080
14 35.6	2000
15 38.1	1930
16 40.6	1870
17 43.2	1820
18 45.7	1770
19 48.3	1720
20 50.8	1680
21 53.3	1640
22 55.9	1600
23 58.4	1560
24 61.0	1530
        *Measured between tips of opposite tubes when in rotating position

Data in Table 1 was determined using:

rpm = 265 * Ö (rcf / d)                                                      or                                  rpm = 422 * Ö (rcf / d)

Where:                                                                            Where:
rcf = relative centrifugal force                                                                rcf = relative centrifugal force
  d = diameter of swing, in inches                                                                d = diameter of swing, in centimeters

Example:
Centrifuge diameter (inches)*                                                       16
Relative Centrifugal Force (rcf)                                                   800

rpm =                  265 * sqrt (800 / 16)        = 1873.83         =1870

*measured between tips of opposite tubes when extended in rotating position

References:               ASTM D 2709 “Standard Test Method for Water and Sediment in Middle Distillate Fuels by Centrifuge”
AOCSCa 3d-02 “Determination of Sediment in Crude Fats and Oils”